EXHIBIT 23.1

Consent of Independent Accountants

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 17, 2002, except as to Note 3, which is as of May 17, 2002, relating to the consolidated financial statements, which appears in Networks Associates Inc.’s Current Report on Form 8-K dated July 3, 2002.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP
San Jose, California
September 13, 2002